Exhibit (h)(5)

SUBLICENSE AGREEMENT

This Sublicense Agreement (“AGREEMENT”) is entered into as of September 23, 2015 by and between John Hancock Advisers, LLC, a Delaware limited liability company with offices at 601 Congress Street, Boston, MA 02210-2805 (“JOHN HANCOCK”), and John Hancock Exchange-Traded Fund Trust (“LICENSEE”).

WHEREAS, John Hancock, through licenses with index providers (each an “Index Provider”), has the right to sublicense the Indexes and Marks listed in Exhibit A, for use in connection with the financial products listed in Exhibit A (“PRODUCTS”);

WHEREAS, Licensee desires to use the Indexes and Marks in connection with the distribution of Products and John Hancock is willing to grant Licensee a sublicense for such use.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF LICENSE. John Hancock grants Licensee a non-exclusive, non-transferrable right and license, with the ability to sublicense to service providers only, to use and refer to the Indexes and Marks in connection with the creation, issuance, trading and marketing of Products pursuant to the terms and conditions of this Agreement. Licensee acknowledges and agrees that the sublicense and other rights granted under this Agreement are subject in all respects to any and all license agreements between John Hancock and the Index Providers, and Licensee agrees to comply with all obligations, restrictions, limitations, exceptions, and other provisions of such license agreements, including without limitation terms pertaining to confidentiality obligations, intellectual property rights and restrictions, and quality control requirements. Licensee acknowledges that it has received a copy of all such agreements as of the date hereof.

2. OWNERSHIP AND VALIDITY. Licensee acknowledges Index Providers’ ownership of the entire right, title and interest in and to the Indexes and Marks and Licensee’s use shall inure to the sole benefit of the applicable Index Provider.

3. QUALITY CONTROL. John Hancock shall have the right to monitor the quality of the Products offered by Licensee pursuant to this Agreement. Licensee agrees that the nature and quality of the Products using the Indexes and Marks shall meet or exceed the standards set by John Hancock or Index Provider. Licensee’s failure to conform to such quality controls may result in the termination of this Agreement.

Licensee shall include in its Prospectus and other materials such notices as are required by the agreement between John Hancock and the applicable Index Provider, provided such notices have been communicated to the Trust in writing.

4. TERM. This Agreement shall become effective upon signatures of both parties and remain in effect unless terminated by either party as provided herein.

5. TERMINATION. Licensee may terminate this Agreement upon sixty (60) days’ prior written notice. John Hancock may terminate this Agreement upon sixty (60) days’ prior written notice or immediately upon Licensee’s breach of this Agreement. This Agreement will terminate immediately upon termination of John Hancock’s license agreements with the Index Provider.

6. FEES. Licensee shall pay John Hancock a license fee for each product as set forth in Exhibit A. No license fees shall be charged on financial products that track Indexes in which the Index Provider is affiliated with Licensee, John Hancock, any sub-adviser or distributor. The fee shall be equal to or less than the license cost paid by John Hancock to the Index Provider. The fee shall be paid based on the schedule as set forth below:

Licensee shall calculate the fees payable to John Hancock under this Agreement on a calendar quarterly basis and remit to John Hancock the amount due within twenty (20) days following the close of each quarter, with a statement of account signed by a duly authorized officer. Each payment shall be accompanied by a full accounting of the basis for the calculation of the fee. Licensee shall keep accurate books and records of such account as are necessary to document all amounts due to John Hancock hereunder and John Hancock, or its authorized agent, shall have the right at its own expense and not more frequently than twice a year, to examine such books of account and records to verify the payment due hereunder. If such examination discloses an overpayment or underpayment of the amounts due hereunder, an adjusting payment shall be made within thirty (30) business days to correct such overpayment or underpayment. Such audit right shall continue for twelve (12) months following termination of this Agreement.

7. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and the understanding between the parties. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the parties by their duly authorized officers or representatives.

8. EXECUTION. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9. GENERAL PROVISIONS.

(a) A party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other party, and any attempted assignment by a party requiring the consent of the other party which is made by the assigning party without the other party’s prior consent shall be null and void.

(b) No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such party. No waiver by either Party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

(c) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions.

(d) In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

(e) It is expressly agreed that the obligations of Licensee hereunder shall not be binding upon any of its trustees, shareholders, nominees, officers, agents, or employees personally, but shall bind only the trust property, as provided in the Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Board of Licensee and signed by its authorized officers, acting as such, and neither such authorization by such trustees, nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of Licensee, as provided in the Declaration of Trust.

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IN WITNESS WHEREOF, John Hancock and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

JOHN HANCOCK ADVISERS, LLC

Signature:	/s/ Leo Zerilli
By:	Leo Zerilli
Title:	Senior Vice President and Chief Investment Officer

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

Signature:	/s/ Andrew G. Arnott
By:	Andrew G. Arnott
Title:	President

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EXHIBIT A

Product	Index and Mark(s)	Index Provider	Fees
John Hancock Multifactor Large Cap ETF	Index: John Hancock Dimensional Large Cap Index Marks: John Hancock; Dimensional	Dimensional Fund Advisors LP	None
John Hancock Multifactor Mid Cap ETF	Index: John Hancock Dimensional Mid Cap Index Marks: John Hancock; Dimensional	Dimensional Fund Advisors LP	None
John Hancock Multifactor Consumer Discretionary ETF	Index: John Hancock Dimensional Consumer Discretionary Index Marks: John Hancock; Dimensional	Dimensional Fund Advisors LP	None
John Hancock Multifactor Financials ETF	Index: John Hancock Dimensional Technology Index Marks: John Hancock; Dimensional	Dimensional Fund Advisors LP	None
John Hancock Multifactor Healthcare ETF	Index: John Hancock Dimensional Financials Index Marks: John Hancock; Dimensional	Dimensional Fund Advisors LP	None
John Hancock Multifactor Technology ETF	Index: John Hancock Dimensional Healthcare Index Marks: John Hancock; Dimensional	Dimensional Fund Advisors LP	None

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